Exhibit 10.2

FORM OF

SINGLE OCCUPANCY

NET

LEASE AGREEMENT

FROM

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.

LANDLORD

TO

NEW CINGULAR WIRELESS PCS, LLC

TENANT

PREMISES:

(Building 1) 14500 NE 87th Street

Redmond, Washington 98052

(Building 2) 14520 NE 87th Street

Redmond, Washington 98052

(Building 3) 14560 NE 87th Street

Redmond, Washington 98052

DATED: June 30, 2005

FORM OF LEASE AGREEMENT

THIS AGREEMENT OF LEASE made this 30th day of June, 2005, between CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Landlord”), having an office at 10735 Willows Road N.E., Suite 100, Redmond, Washington 98052, and NEW CINGULAR WIRELESS PCS, LLC., a Delaware limited liability company (“Tenant”), having an office at

WITNESSETH:

1. Premises Demised.

(Building 1) Landlord leases and demises to Tenant and Tenant hires from Landlord the following space: approximately sixty thousand (60,000) rentable square feet outlined on the plan attached as Exhibit A (the “Premises”) within the 2-story building known as Building 1, West Willows Technology Center (the “Building”). The street address of the Building is 14500 NE 87th Street, Redmond, Washington 98052. The rentable square footage of the Premises shall be the gross building area determined in accordance with BOMA standard Z61.1-1996 less major vertical penetrations. The Building is located on a parcel of land described on the attached Exhibit B (the “Land”). The Land, Building, building systems and other improvements, including Buildings 2 and 3, on the Land are hereafter called the “Project”.

(Building 2) Landlord leases and demises to Tenant and Tenant hires from Landlord the following space: approximately fifty-nine thousand eight hundred thirty (59,830) rentable square feet outlined on the plan attached as Exhibit A (the “Premises”) within the 2-story building known as Building 2, West Willows Technology Center (the “Building”). The street address of the Building is 14520 NE 87th Street, Redmond, Washington 98052. The rentable square footage of the Premises shall be the gross building area determined in accordance with BOMA standard Z61.1-1996 less major vertical penetrations. The Building is located on a parcel of land described on the attached Exhibit B (the “Land”). The Land, Building, building systems and other improvements, including Buildings 1 and 3, on the Land are hereafter called the “Project”.

(Building 3) Landlord leases and demises to Tenant and Tenant hires from Landlord the following space: approximately thirty-six thousand (36,000) rentable square feet outlined on the plan attached as Exhibit A (the “Premises”) within the 2-story building known as Building 3, West Willows Technology Center (the “Building”). The street address of the Building is 14560 NE 87th Street, Redmond, Washington 98052. The rentable square footage of the Premises shall be the gross building area determined in accordance with BOMA standard Z61.1-1996 less major vertical penetrations. The Building is located on a parcel of land described on the attached Exhibit B (the “Land”). The Land, Building, building systems and other improvements, including Buildings 1 and 2, on the Land are hereafter called the “Project”.

2. Term.

(a) This Lease is contingent upon Landlord’s closing its purchase of the Project, which closing is currently scheduled to occur on or before September 1, 2005. In the event that Landlord does not close its purchase of the Project by October 31, 2005 this Lease shall automatically terminate, and neither party shall have any liability to the other arising out of this Lease. If Landlord determines at any time prior to October 31, 2005 that closing will not occur, Landlord will give prompt written notice of such fact to Tenant and this Lease will terminate upon receipt of such notice by Tenant.

(b) The primary term of this Lease shall be approximately eleven (11) years, to commence on the closing date referenced in the preceding paragraph (the “Commencement Date”). Landlord shall give Tenant prompt written notice of the actual Commencement Date. The primary term will expire on the date (the “Expiration Date”) which is the last day of the one hundred thirty-second (132nd) full calendar month after the Commencement Date, unless sooner terminated pursuant to the terms hereof. As used in this Lease, “Term” shall mean the primary term and any duly exercised renewal term. The parties shall execute a Commencement Date Confirmation substantially in the form of Exhibit C promptly following the Commencement Date (or, if applicable, the Adjusted Commencement Date, as defined below).

(c). (BUILDING 1 ONLY) Notwithstanding the foregoing, the parties acknowledge that as of the date of this Lease Agreement, the Premises are currently subject to an Industrial Real Estate Lease dated December 8, 1993, between the current owner of the Project, Jack Martin, as landlord, and Plexus Corp., a Wisconsin corporation (“Plexus”), successor-in-interest to SeaMED Corporation, a Delaware corporation, as tenant (the “Existing Lease”), and further that pursuant to a Sublease dated September 1, 1999, between Plexus and Tenant’s predecessor-in-interest AT&T Corp., a New York corporation (the “Sublease”), Tenant has subleased and is in current possession of the Premises. Pursuant to its terms, the termination date of the Sublease is April 29, 2007. The parties shall use commercially reasonable efforts to reach a mutually acceptable agreement for termination of the Existing Lease, and accordingly the Sublease, on or before the Commencement Date referenced in Paragraph 2(b), above, and in any event, prior to April 29, 2007.

(d). (BUILDING 1 ONLY) In the event that the Existing Lease and Sublease shall not have terminated on or before the Commencement Date referenced in Paragraph 2(b), then the Term of this Lease shall be adjusted such that it shall commence on the first day following the termination date of the Existing Lease (the “Adjusted Commencement Date”) and terminate on the last day of the 132nd full calendar month following the date that Landlord shall have closed its purchase of the Project. Tenant’s obligation for Fixed Rent as of such Adjusted Commencement Date and throughout the balance of the primary term shall be determined in accordance with the Fixed Rent schedule set forth in Paragraph 3(a) below as if the term of this Lease had in fact commenced on the date that Landlord closed its purchase of the Project. By way of illustration and example, should Landlord close its purchase of the Project on September 1, 2005 and the Existing Lease terminate on December 31, 2006, then Tenant’s obligation for Monthly Fixed Rent would be that applicable to Year 2, or $83,750.00 per month for the months of January through August 2007, $86,250.00 per month commencing on September 1, 2007, and continuing thereafter to be adjusted pursuant to said Fixed Rent schedule. Notwithstanding the foregoing, in the event that the Existing Lease should be terminated as a result of casualty, condemnation, or Tenant’s failure to perform its obligations as Subtenant under the Sublease, Landlord shall have the option likewise to terminate this Lease upon written notice to Tenant, without limitation of any other rights and remedies otherwise available to Landlord as a result of such termination. Tenant agrees timely to perform its obligations under the Sublease so long as the same shall remain in effect.

3. Rental.

(a) Types of Rent.

(i) Fixed Rent. Tenant covenants and agrees to pay Landlord rent at SIXTEEN AND 25/100 DOLLARS ($16.25) per rentable square foot for Year 1 of the primary term, SIXTEEN AND 75/100 ($16.75) per rentable square foot for Year 2 of the primary term, SEVENTEEN AND 25/100 DOLLARS ($17.25) per rentable square foot for Year 3 of the primary term, SEVENTEEN AND 75/100 ($17.75) for Year 4 of the primary term, EIGHTEEN AND 25/100 ($18.25) for Year 5 of the primary term, EIGHTEEN AND 75/100 ($18.75) for Year 6 of the primary term, NINETEEN AND 25/100 ($19.25) for Year 7 of the primary term, NINETEEN AND 75/100 ($19.75) for Year 8 of the primary term, TWENTY AND 25/100 ($20.25) for Year 9 of the primary term, TWENTY AND 75/100 ($20.75) for Year 10 of the primary term, and TWENTY-ONE AND 25/100 ($21.25) for Year 11 of the primary term (the “Fixed Rent”).

Accordingly, the Fixed Rent shall be as follows:

(BUILDING 1)

Lease Year	Annual Fixed Rent	Monthly Fixed Rent
Year 1	$975,000.00	$81,250.00
Year 2	$1,005,000.00	$83,750.00
Year 3	$1,035,000.00	$86,250.00
Year 4	$1,065,000.00	$88,750.00
Year 5	$1,095,000.00	$91,520.00
Year 6	$1,125,000.00	$93,750.00
Year 7	$1,155,000.00	$96,250.00
Year 8	$1,185,000.00	$98,750.00
Year 9	$1,215,000.00	$101,250.00
Year 10	$1,245,000.00	$103,750.00
Year 11	$1,275,000.00	$106,250.00

(BUILDING 2)

Lease Year	Annual Fixed Rent	Monthly Fixed Rent
Year 1	$972,237.00	$81,019.79
Year 2	$1,002,152.50	$83,512.71
Year 3	$1,032,067.50	$86,005.63
Year 4	$1,061,982.50	$88,498.54
Year 5	$1,091,897.50	$90,991.46
Year 6	$1,121,812.50	$93,484.38
Year 7	$1,151,727.50	$95,977.29
Year 8	$1,181,642.50	$98,470.21
Year 9	$1,211,557.50	$100,963.12
Year 10	$1,241,472.50	$103,456.04
Year 11	$1,271,387.50	$105,948.95

(BUILDING 3)

Lease Year	Annual Fixed Rent	Monthly Fixed Rent
Year 1	$585,000.00	$48,750.00
Year 2	$603,000.00	$50,250.00
Year 3	$621,000.00	$51,750.00
Year 4	$639,000.00	$53,250.00
Year 5	$657,000.00	$54,750.00
Year 6	$675,000.00	$56,250.00
Year 7	$693,000.00	$57,750.00
Year 8	$711,000.00	$59,250.00
Year 9	$729,000.00	$60,750.00
Year 10	$747,000.00	$62,250.00
Year 11	$765,000.00	$63,750.00

The foregoing monthly Fixed Rent amounts shall be payable on or before the first day of each month during the Lease term. Tenant shall also pay all other sums of money that shall become due from Tenant under this Lease other than Fixed Rent, including, without limitation, Operating Cost Share Rent and Tax Share Rent (“Additional Rent”). As used in this Lease, “Rent” shall mean Fixed

Rent and Additional Rent. Rent for any partial month during the term shall be prorated. All Rent shall be paid by Tenant without offset or deduction of any kind except as expressly permitted in Paragraph 28(c) of this Lease. Notwithstanding the above, Fixed Rent for the first three (3) months following the Commencement Date shall be abated and the payment of Fixed Rent shall begin in month four.

(ii) Operating Cost Share Rent. Tenant covenants and agrees to pay to Landlord, as Additional Rent, an amount equal to Tenant’s Proportionate Share of the Operating Costs for the applicable calendar year of this Lease, paid monthly in advance in an amount estimated by Landlord. The method for billing and payment of Operating Costs is set forth in Paragraph 3(b), below, and the definition of Operating Costs is set forth in Paragraph 12, below. As used herein, Tenant’s Proportionate Share of Operating Costs relating specifically to the Building, including, without limitation, HVAC maintenance and repairs, elevator maintenance and repairs, window cleaning, property management fee and property and loss of rents insurance, shall be 100%. Tenant’s Proportionate Share of Operating Costs relating to the Project, including, without limitation, landscape costs, parking lot maintenance, repair and lighting, and Landlord’s liability insurance costs, shall be (Building 1-38.5% Building 2-38.4% Building 3-23.1%), based on a total of 155,830 rentable square feet in the Project. In addition, Tenant’s Proportionate Share shall include an amount fairly and equitably apportioned by Landlord, based on the rentable square feet in the Premises and the total rentable square feet in Landlord’s Pacific Northwest portfolio, of Landlord’s administrative and overhead costs.

(iii) Tax Share Rent. Tenant covenants and agrees to pay to Landlord, as Additional Rent, an amount equal to Tenant’s Proportionate Share of Taxes for the applicable calendar year of this Lease, paid monthly in an estimated amount. The method for billing and payment of the Tax Share Rent is set forth in Paragraph 3(b), below, and the definition of Taxes is set forth in Paragraph 12, below. Tenant’s Proportionate Share of Taxes applicable to the Building and Land shall be (Building 1-38.5% Building 2-38.4% Building 3-23.1%), based on a total of 155,830 rentable square feet in the Project. Notwithstanding the foregoing, should the Building and the portion of the Land on which the Building is located be separately assessed from the remainder of the Project, Tenant’s Proportionate Share of Taxes shall be 100%.

(b) Payment of Operating Cost Share Rent and Tax Share Rent.

(i) Payment of Estimated Operating Cost Share Rent and Tax Share Rent. Landlord shall estimate the Operating Costs and Taxes of the Project by April 1 of each fiscal year, or as soon as reasonably possible thereafter. Landlord may revise these estimates whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project.

Within twenty (20) days after receiving the original or revised estimate from Landlord, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, multiplied by the number of months that have elapsed in the applicable calendar year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable.

(ii) Correction of Operating Cost Share Rent. Landlord shall deliver to Tenant a report for the previous calendar year (the “Operating Cost Report”) by May 15 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Operating Costs incurred, (b) the amount of Operating Cost Share Rent due from Tenant, and (c) the amount of Operating Cost Share Rent paid by Tenant. Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant’s payments of Operating Cost Share Rent next coming due.

(iii) Correction of Tax Share Rent. Landlord shall deliver to Tenant a report for the previous calendar year (the “Tax Report”) by May 15 of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Taxes, (b) the amount of Tax Share Rent due from

Tenant, and (c) the amount of Tax Share Rent paid by Tenant. Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due from Tenant minus the amount paid by Tenant. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant’s payments of Tax Share Rent next coming due.

(c) Any Rent due from. Tenant to Landlord hereunder not raid when due shall bear interest at twelve percent (12%) per annum from the date due until paid. In addition, and without limiting the provisions of Paragraph 28, below, if Tenant fails to pay any installment of Rent within ten (10) days following Landlord’s written notice that the same is past due, then Tenant shall pay a late charge equal to two percent (2%) of the past due amount.

(d) Tenant shall pay all Rent to Landlord in the form of a check to Landlord at the following address:

CarrAmerica Realty O.P., L.P.

t/a Willows West Technology Center

P.O. _______________________

Pittsburgh, PA 15264-_________

Or by wire transfer as follows:

PNC Bank

ABA Number _______________

Account Number _____________

4. Delivery of Possession.

As set forth in Paragraph 2(c) above, the parties acknowledge that Tenant is currently in possession of the Premises. Tenant’s possession of the Premises shall be conclusive evidence that as of the Commencement Date, the Premises were in good order, condition and repair. At any time following the Commencement Date, Tenant may commence construction of its Initial Improvements, in accordance with the requirements of Paragraph 5 of this Lease, below.

5. Initial Improvements.

Tenant shall improve the Premises substantially in accordance with plans and specifications (the “Plans”) to be provided by Tenant on or about January 15, 2006, and to be confirmed by a walk through conducted by Landlord and Tenant no later than January 31, 2006. Landlord and Tenant agree that a confirmation of such Plans shall be executed by Landlord and Tenant and incorporated into this Lease as Exhibit E. Such improvements to be made by Tenant herein are the “Initial Improvements.” Tenant hereby agrees that the Initial Improvements shall comply with all applicable Legal Requirements and the Americans With Disabilities Act. All Initial Improvements shall be insured under a construction property insurance policy, insuring the replacement value from time to time of the Initial Improvements. In addition, Tenant shall carry, or cause its contractors to carry (a) workers’ compensation insurance in statutory limits covering all persons employed in connection with such Initial Improvements, and (b) commercial general liability insurance, including contractor’s liability coverage, contractual liability coverage, broad form property damage endorsement, and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) with respect to personal injury, death or property damage. All Initial Improvements shall be constructed in a good and workmanlike manner, and only good grades of materials shall be used. Subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed, Tenant may engage its own project managers, engineers, general contractor, and subcontractors to construct the Initial Improvements. Tenant shall permit Landlord to observe and monitor all Initial Improvements and shall provide Landlord with electronic copies of modifications to the Plans. Any substantial deviation from the Plans shall require the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed; provided, however, that Tenant shall pay to Landlord a management fee equal to one percent (1%) of the cost of the work relative to the deviation from the Plans. For purposes hereof, a substantial deviation from the Plans shall mean a deviation costing FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) or more, or a deviation that would require the approval of the City of Redmond or other permitting authority, or the approval of any property owners association of which the Project is a part. Landlord shall not charge any review or management fee related to routine reviews or approvals during the course of construction. Upon completion of the Initial Improvements, Tenant shall provide to Landlord an electronic version of the “as-built” plans for the Initial Improvements, and, at Landlord’s request, three (3) copies of the same.

6. Tenant’s Property.

For purposes hereof, “Tenant’s Property” shall mean Tenant’s uninterrupted power supply (“UPS”) backup generator and batteries currently located at the Project (subject to Landlord’s approval, given in accordance with Paragraph 5, above, of deviation from the Plans for or changes to the UPS, backup generator and/or batteries), and Tenant’s personal property, furniture, furnishings, signs, telecommunications equipment, equipment and trade fixtures.

7. Use and Title.

(a) Tenant shall have the right to use and occupy the Premises for business services related to technology, service and support of Tenant’ s communications business, and related office use (Tenant’s “Permitted Use”), and such legally permitted incidental uses as may reasonably be related thereto. Tenant shall use the Premises for no other purpose without the prior written consent of Landlord. Landlord represents and warrants to the best of its knowledge that all applicable covenants, restrictions, easements, zoning and other Legal Requirements in effect as of the date hereof and as of the Commencement Date permit the use of the Premises for Tenant’s Permitted Use.

8. Legal Requirements.

(a) Tenant shall comply with all applicable laws, statutes, ordinances, rules, and regulations of all federal state, county, city and local departments and agencies (“Legal Requirements”) applicable to the Premises, including without limitation, the Americans with Disabilities Act, insofar as they pertain to the particular manner in which Tenant shall use the Premises and to any improvements, including the Initial Improvements, or Alterations constructed in the Premises by or at the request of Tenant. Tenant shall indemnify, defend and hold Landlord harmless from any claims, fines, penalties, liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees, expert witness fees and other costs of defense) arising from Tenant’s failure to comply with its obligations under this Paragraph 8. Landlord shall comply with Legal Requirements in every other case, including cases where Legal Requirements mandate repairs, alterations, changes or additions to the Premises but only to the extent not caused by Tenant’s particular use thereof or by any improvements or Alterations (as defined in Paragraph 14, below) to the Premises made or requested by Tenant.

(b) Landlord represents and warrants, to its actual knowledge, that as of the date of delivery of the Premises the Building shall be in compliance with all applicable Legal Requirements and the Americans with Disabilities Act. Landlord shall defend, indemnify and save Tenant harmless from any claims, fines, penalties, liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees, expert witness fees and other costs of defense) arising from the failure of Landlord to comply with its obligations under this Paragraph 8.

9. Environmental Compliance.

(a) Tenant agrees to comply with all applicable environmental laws, rules and regulations applicable to Tenant’s business operations and use of the Premises.

(b) Tenant shall not generate, store, transport, treat, dispose of or use any Hazardous Substances on the Premises or the Project. For purposes hereof “Hazardous Substance” means any substance that is toxic, ignitable, reactive, or corrosive and that is regulated by any local government, the State of Washington, or the United States Government. “Hazardous Substance” includes any and all materials that are defined as “hazardous waste,” “extremely hazardous waste,” or “hazardous substance” pursuant to state, federal or local governmental law. “Hazardous Substance” includes but is not restricted to, asbestos, polychiorobiphenyls (“PCBs”) and petroleum. Tenant may, however, use and store, in compliance with all applicable Legal Requirements, cleaning supplies, copying fluids, other office and maintenance supplies, batteries and diesel fuel required for the operation of Tenant’ s UPS, and other substances on the Premises which are normally and customarily used by tenants of office space similar to the Premises, provided that Tenant pays any increase in Landlord’s insurance premiums arising from the presence of any such substances on the Premises or the Project. Tenant shall provide Landlord with copies of all necessary regulatory compliance filings, in accordance with all Legal Requirements. Tenant shall use reasonable efforts to schedule any periodic testing of the generator at times that will minimize interference with the use of surrounding buildings and residences. If any such disruption or noise complaints should arise, Tenant agrees to work with Landlord and the affected party to resolve the issues.

(c) Tenant shall defend, indemnify and save Landlord harmless from any claims, fines, penalties, liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees, expert witness fees and other costs of defense) which arise from Tenant’s breach of its representations, agreements and warranties contained in this Paragraph 9, or from the Tenant’s use, storage, generation, treatment, transport or disposal in or around the Building or the Project of any Hazardous Substance prior to the Commencement Date (or Adjusted Commencement Date, as applicable) in violation of applicable Legal Requirements. The indemnity contained herein shall survive the expiration or sooner termination of this Lease.

(d) Landlord agrees to comply with all applicable environmental laws, rules and regulations applicable to Landlord’s operations and use of the Project.

(e) Landlord shall defend, indemnify and save Tenant harmless from any claims, fines, penalties, liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees, expert witness fees and other costs of defense) which arise from Landlord’s breach of its agreements contained in this Paragraph 9. The indemnity contained herein shall survive the expiration or sooner termination of this Lease.

10. Repairs and Maintenance.

(a) Tenant shall take good care of the Premises throughout the Term at Tenant’s expense, maintain and preserve same in the condition delivered to Tenant on the Commencement Date, except for reasonable wear and tear and fire and other casualty, and be responsible for all necessary repairs and replacements thereto, other than those which it is Landlord’s Obligation to make under the terms of this Lease.

(b) In addition, Tenant agrees, at its sole cost and expense, to:

(i) do its own redecorating and cleaning of the interior of the Premises;

(ii) perform all necessary maintenance, repairs, and replacements to the interior of the Premises, including but not limited to, the building systems, unless any of the foregoing are Landlord’s responsibility under Paragraph 10(c) or 10(d). Tenant shall perform annual preventive maintenance on the HVAC system serving the Premises.

(iii) be responsible for janitorial service, including interior window cleaning, the removal of snow and ice, and replacement of light bulbs, fluorescent tubes and ballasts in the Premises, and any Tenant signage on the Building;

(iv) make all repairs caused by its negligence or willful misconduct, unless covered by any insurance policy required by this Lease to be maintained by Landlord, and

(v) be responsible for all repairs and maintenance of Tenant’s UPS, backup generator and batteries.

Notwithstanding anything herein contained to the contrary, in no event shall Tenant be required to perform any maintenance, repairs, or replacements to any part of the Premises necessitated or caused by the negligent or willful misconduct of Landlord, its employees, agents or representatives and all such maintenance, repairs, and replacements shall be the obligation of Landlord at Landlord’s sole cost and expense.

(c) During the Term, Landlord agrees, at its sole cost and expense, to perform the following repairs and replacements, except to the extent such repairs and replacements are caused by the negligent or willful misconduct of Tenant, its contractors, employees, agents or representatives, in which event Landlord shall perform the repairs or replacements at Tenant’s cost, which cost shall for all purposes be deemed additional Rent:

(i) repairs and replacements to the roof structure, permanent exterior walls, floor slabs, foundation, and support columns (“Structural Repairs”),

(ii) repairs and maintenance of the electrical transformer, electrical system up to and including the distribution panels, and all underground utilities including sewer and water mains.

(d) Subject to reimbursement by Tenant as Operating Cost Share Rent as set forth in Paragraphs 3(a)(ii) and 3(b), above, Landlord shall also be responsible for all maintenance, repairs and replacements of all other portions of the Building not required to be maintained, repaired or replaced by Tenant pursuant to Paragraph 10(a), including the roof membranes, elevators, exterior window cleaning, replacement of all plate glass, and all other portions of the Project, including landscaping, parking areas, lighting and any common area signage on the Project.

11. Operating Costs.

(a) “Operating Costs” means any expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the management, maintenance, operation, insurance, repair and other related activities in connection with any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease. Operating Costs shall also include the costs of any maintenance, repair or replacement of the roof membrane, any capital improvements which are intended to reduce Operating Costs or improve safety, and those made to keep the Project in compliance with governmental requirements applicable from time to time (collectively, “Included Capital Items”); provided, that the costs of any Included Capital Item shall be amortized by Landlord, together with an amount equal to interest at ten percent (10%) per annum, over the estimated useful life of such item and such amortized costs are only included in Operating Costs for that portion of the useful life of the Included Capital Item which falls within the Term.

(b) Operating Costs shall not include:

(i)	costs of alterations of the premises of any tenant other than Tenant;

(ii)	costs of capital improvements other than Included Capital Items;

(iii)	interest and principal payments on mortgages or any other debt costs, or rental payments on any ground lease of the Project;

(iv)	real estate brokers’ leasing commissions;

(v)	legal fees, space planner fees and advertising expenses incurred with regard to leasing the Building or portions thereof,

(vi)	any cost or expenditure for which Landlord is reimbursed, by insurance proceeds or otherwise, except by Operating Cost Share Rent;

(vii)	the cost of any service furnished to any office tenant of the Project which Landlord does not make available to Tenant;

(viii)	depreciation (except on any Included Capital Items);

(ix)	franchise or income taxes imposed upon Landlord, except to the extent imposed in lieu of all or any part of Taxes;

(x)	costs of correcting defects in construction of the Building (as opposed to the cost of normal repair, maintenance and replacement expected with the construction materials and equipment installed in the Building in light of their specifications);

(xi)	legal and auditing fees which are for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to Paragraphs 3(b)(ii) and 3(b)(iii) above;

(xii)	the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Building;

(xiii)	fines, penalties and interest;

(xiv)	contributions to political and charitable organizations;

(xv)	utility expenses for which Tenant or any other tenant compensates Landlord directly, for example submetered electricity or water consumption; and

(xvi)	any item that Landlord is required to maintain, repair or replace at Landlord’s sole cost pursuant to Paragraph 10(c), above.

12. Taxes.

(a) For purposes hereof, “Taxes” shall mean all real estate taxes, and assessments, including, without limitation, special assessments, sewer and water rents, rates and charges, personal property taxes, transit taxes, and any other governmental levies, impositions and charges of a similar nature, which may be levied, assessed or imposed on or in respect of all or any part of the Project during the term hereof. Taxes shall include any tax levied on the rents payable hereunder and any fees and other reasonable costs and expenses paid by Landlord in reviewing or seeking a refund or reduction of any Taxes.

(b) Tenant shall not be obligated or required to pay any franchise, excise, corporate, estate, inheritance, succession, capital levy or transfer tax of Landlord, or any income, profit or revenue tax upon the income or receipts of Landlord, or any tax or other imposition, charge or levy not commonly deemed to be a real estate tax or not commonly deemed to be an imposition of the type described in Paragraph 12(a), unless the same are imposed or assessed by the applicable governmental authorities in lieu of Taxes.

(c) For any year, the amount to be included in Taxes (i) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (ii) from all other Taxes, shall at Landlord’s election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority, shall apply to the year for which the adjustment is made.

(d) Tenant shall have the right to contest the amount or validity, in whole or in part, of any Tax, or to seek a reduction in the valuation of the Premises as assessed for real estate or personal property tax purposes by appropriate proceedings diligently conducted in good faith (but only after payment of such tax) unless the Premises or any part thereof would, by reason of such postponement or deferment, be in imminent danger of being forfeited or lost. Landlord shall not be required to join in any proceeding. If required by law, Landlord shall, upon written request by Tenant, join in such proceedings or permit the same to be brought in its name.

(e) If the Expiration Date shall occur on a date other than the last day of a real estate fiscal tax year, Taxes for the tax year in which the Expiration Date shall occur shall be apportioned in that percentage which the number of days in the period from the first day of such tax year to the Expiration Date shall bear to the total number of days in such tax year. If the Expiration Date occurs before the final tax bill is sent for such Tax Year, the adjustment for Taxes set forth in this Paragraph 12 shall be initially made on the basis of Landlord’s reasonable estimate of the actual Taxes for such year and adjusted when the final tax bill is sent. This provision shall survive the termination of this Lease.

13. Services, Maintenance and Utilities.

(a) Landlord shall furnish services as follows:

(i) Landlord shall furnish heating and air conditioning in the Premises in accordance with the equipment in place as of the date of this Lease. If after installation of Tenant’s Initial Improvements, Tenant installs equipment which adversely affects the temperature maintained by the air conditioning system and fails to remove or otherwise modify such equipment to eliminate its adverse effect on the air conditioning system within thirty (30) days following written notice from Landlord (which notice shall also serve as the default notice provided for under Paragraph 27(a)(iii), below), Landlord may install supplementary air conditioning units in the Premises, and Tenant shall pay to Landlord upon demand as Additional Rent the cost of installation, operation and maintenance thereof.

(ii) Landlord shall provide 24-hour passenger elevator service to the Premises.

(iii) Landlord shall provide electrical service as the same exists in the Premises as of the date of this Lease. Except as specified in the Plans, Tenant shall not install or operate in the Premises any electrically operated equipment or other machinery, other than business machines and equipment normally employed for general office use and for Tenant’s customer care operations which do not require high electricity consumption for operation, and other than Tenant’s UPS, without obtaining the prior written consent of Landlord. Tenant shall pay Landlord’s actual costs to provide any additional electricity service, including, without limitation, any additional installation and maintenance costs. To the extent that the utility provider for a specified utility (e.g., electricity and fiberoptics) is subject to competitive selection by Tenant or landlord, then so long as (i) Tenant occupies at least one hundred percent (100%) of the Premises, (ii) the utility provider and system desired by Tenant will not create any materially increased risk of damage to Building systems, (iii) Landlord is entitled at no cost to Landlord to terminate the alternative provider and return to the original provider at the termination of this Lease, (iv) the physical installation of equipment by such alternative provider and the technical specifications related thereto is subject to Landlord’s reasonable review and approval, (v) such alternative provider executes a restoration agreement with or for the benefit of Landlord, and (vi) all of the alternative provider’s equipment is installed in the Premises demised by Tenant, then Tenant shall be entitled to direct the selection of the utility provider to supply such utility service. Tenant shall pay the cost of electrical service to the Premises directly to the utility provider.

(iv) Landlord shall furnish hot and cold tap water for drinking and toilet purposes. Tenant shall pay Landlord for water furnished for any other purpose as Additional Rent at rates fixed by Landlord. Tenant shall not permit water to be wasted.

(v) Landlord and Tenant acknowledge that there is a generator located on the Project which was installed by Tenant. Such generator is Tenant’s Property and Tenant shall be responsible for all maintenance, repair, upgrade or replacement of the generator, UPS and batteries. Tenant shall have the sole right to use the generator, UPS and batteries to provide backup power to the Premises and the Building, and Tenant shall further have the right to use the generator, UPS and batteries to provide backup power to any and/or all buildings or premises in the Project occupied by Tenant. Tenant shall be responsible for all costs incurred in connecting to, maintaining, repairing or replacing the generator, UPS and/or batteries. In the event that Tenant is not the sole occupant of the Building, Tenant will have the right, in its sole discretion, to determine whether any other occupant of the building may connect to the generator. Notwithstanding the provisions of Paragraph 14, Landlord and Tenant agree that Tenant may decide, in its sole discretion, whether or not to remove the generator, UPS, or batteries at the end of the Term. If Tenant does not remove the generator, UPS Or batteries at the end of the Term, such generator, UPS and/or batteries will become the property of Landlord.

(b) If any of the Building equipment or machinery that Landlord is required to maintain or repair under this Lease ceases to function properly, Landlord shall use reasonable diligence to repair the same promptly. Landlord’s inability to furnish, to any extent, the services set forth in this Paragraph, or any cessation thereof resulting from any causes, including any entry by Landlord for repairs, maintenance, or any permitted alterations shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. However, in the event that Landlord’s gross negligence results in an interruption of the services set forth in Paragraph 13(a), which causes the Premises to be untenantable for a period of at least five (5) consecutive business days, Tenant’s obligation for Fixed Rent, Operating Cost Share Rent and Tax Share Rent shall thereafter be abated proportionately. In the event such interruption in services causes the Premises to be untenantable for a period of ninety (90) consecutive days, Tenant may terminate this Lease on ten (10) days’ written notice given to Landlord at any time before the restoration of said services; provided, however, that such notice shall be of no effect if the services are restored with such 10-day notice period.

(c) Tenant shall obtain all utility services supplying the Premises, including, without limitation, electricity, sewer and water for domestic consumption, gas, telephone and other utilities and communication services in its own name effective as of the Commencement Date and shall pay such costs directly to the applicable utility, including any fine, penalty, interest or cost which may be added thereto for non-payment thereof. Tenant shall also pay as part of Operating Cost Share Rent, Tenant’s Proportionate Share of water used for the landscaping on the Project, which shall be supplied by Landlord.

(d) Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices. Tenant and its certified public accountant shall have the right to inspect Landlord’s records at Landlord’s office upon at least seventy-two (72) hours’ prior notice during normal business hours. The results of such inspection shall be kept strictly confidential by Tenant and its agents, and without limitation of the foregoing, specifically shall not be made available to any other tenant of Landlord. Unless Tenant sends to Landlord any written exception to any Operating Cost Report or the Tax Report delivered by Landlord hereunder within ninety (90) days of receipt of such report, such report shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on both reports in the manner prescribed in this Lease, regardless of whether Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely written exception, Landlord shall cause an independent certified public accounting firm with at least five (5) years of experience in auditing the books and records of commercial office projects, and reasonably approved by Tenant, to issue a final and conclusive resolution of Tenant’s exception. Tenant shall pay the cost of such certification unless Landlord’s original determination of Operating Costs and Taxes misstated the amounts hereof by more than five percent (5%).

(e) Tenant shall cause the Premises to be cleaned, shall keep the Premises free of refuse and other debris and shall arrange for the regular removal of trash from the Premises, all at Tenant’s sole expense.

(f) Tenant shall be entitled to receive for its sole benefit any credits or rebates provided by governmental entities or utilities in connection with Tenant’s upgrading any part of the Building or the building systems including, without limitation, rebates for installation of energy efficient lighting fixtures. The foregoing shall not be construed to permit Tenant to make any alterations to the Premises except as permitted in Paragraph 14, below.

14. Alterations.

(a) Tenant may, at its own expense, upon reasonable advance notice and without Landlord’s prior consent, make changes, alterations, additions or improvements to the Premises (“Alterations”) and install Tenant Property in the Premises as will, in the judgment of Tenant, better adapt the same for its needs, provided that Tenant complies with the following provisions:

(i) The Alterations shall not result in a violation of any then applicable certificate of occupancy for the Building.

(ii) Tenant shall provide Landlord, prior to commencing any work, copies of any related construction permits and/or plans for the Alterations.

(iii) The outside appearance of the Building shall not be materially affected; such Alterations shall not affect the structural portions of the Building, or materially lessen the value of the Premises or the Building.

(iv) Such Alterations shall not affect the base building’s mechanical, electrical, plumbing or life safety systems.

(v) The cost of the Alterations shall not exceed Fifty Thousand Dollars ($50,000.00).

(vi) The Alterations shall not affect any other tenant’s premises.

(vii) Tenant shall not install any materials, fixtures or articles or make any other improvements (other than such as would constitute Tenant’s Property) which are subject to liens, or security interests.

(viii) At Landlord’s request, Tenant shall submit to Landlord three (3) copies of final plans and specifications of the Alterations.

(ix) Upon completion of any Alterations (other than decorations) Tenant shall provide Landlord with electronic versions of “as-built” plans for such Alterations, and upon Landlord’s request, shall deliver to Landlord three (3) copies of such “as-built” plans.

(b) With respect to any Alterations that do not comply with Paragraph 14(a)(i) through 14(a)(vii), Tenant must obtain Landlord’s prior written consent, which consent Landlord may withhold in its discretion. In the event Landlord fails to respond to Tenant’s written request for Landlord’s consent to any Alterations within ten (10) days following Landlord’s receipt of Tenant’s written request, which request shall specifically set forth the ten-day deadline contained in this Lease, Landlord’s consent shall be deemed given. In connection with obtaining Landlord’s consent Tenant agrees to provide Landlord with any documentation available to Tenant or other information reasonably related to the Alterations that Landlord may reasonably request. Tenant shall pay Landlord’s actual out-of-pocket costs, not to exceed Five Hundred Dollars ($500.00), for review of the plans and other items submitted by Tenant.

(c) Tenant agrees that all Alterations shall at all times comply with all applicable Legal Requirements and the Americans with Disabilities Act and that Tenant, at its expense, shall (i) obtain all necessary municipal and other governmental permits, authorizations, approvals and certificates for the commencement and prosecution of such Alterations, (ii) prior to commencement of the Alterations, deliver a copy to Landlord together with the plans therefor, and (iii) cause all improvements to be performed in a good and workmanlike manner. Tenant, at its expense, shall promptly procure the cancellation or discharge of all notices of violation arising from or otherwise connected with Alterations issued by any public authority having or asserting jurisdiction.

(d) Throughout the making of all Alterations (other than mere decorations), Tenant, at its expense, shall carry or cause its contractors to carry (i) workers’ compensation insurance in statutory limits covering all persons employed in connection with such Alterations, (ii) comprehensive liability insurance covering any occurrence in or about the Premises in connection with such Alterations which complies with the requirements of Paragraph 18.

(e) Neither Landlord nor Landlord’s agents shall be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and no mechanics’ or other liens for such labor or materials shall attach to or affect any estate or interest of Landlord in any part of the Project. Tenant shall indemnify, defend and hold Landlord harmless from and against any claims, losses, liability or expense, including reasonable attorney’s fees and expenses of litigation, resulting from any and all mechanics’ and other liens filed in connection with Alterations. Tenant, at its expense, shall procure the discharge of any such lien within thirty (30) days after the filing thereof against any part of the Project. If Tenant shall fail to cause any such lien to be discharged within the period aforesaid, then, in addition to any other right or remedy, Landlord may, but shall not be required to, discharge the same either by paying the amount claimed to be due or by deposit or bonding proceedings. Any amount so paid by Landlord, and all costs and expenses incurred by Landlord in connection therewith, including attorney’s fees, shall be payable by Tenant upon demand.

(f) Except for items constituting Tenant’s Property, all Alterations and appurtenances attached to or built into the Premises at the commencement of or during the Term, whether or not at the expense of Tenant, and whether or not Landlord’s consent is required (collectively “Fixtures”), shall be and remain a part of the Premises, shall be deemed the property of Landlord as of the date such Fixtures are completed, attached to or built into the Premises and shall not be removed by Tenant; provided, however, that any Alterations made to the Premises or Fixtures installed therein without the written consent of Landlord, shall, at Landlord’s option, either (i) be surrendered to Landlord with the Premises at the termination of the Lease or Tenant’s right of possession, or (ii) be removed by Tenant. Tenant shall repair all damage caused by the installation or removal of the foregoing items. If Tenant does not remove such Alterations or Fixtures within thirty (30) days following written notice from Landlord (which notice shall also serve as the default notice provided for under Paragraph 27(a)(iii), below), then Tenant shall be conclusively presumed, at Landlord’s election, to have (i) conveyed such Alterations or Fixtures to Landlord without compensation, or (ii) abandoned the same, in which event Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, and Tenant shall pay to Landlord, upon demand, all expenses incurred by Landlord in connection with the same. Fixtures shall include electrical, plumbing, heating and sprinkling equipment, fixtures, outlets, venetian blinds, partitions, gates, doors, vaults, paneling, molding, shelving, radiator enclosures, cork, rubber, linoleum and composition floors, ventilating, silencing, air conditioning and cooling equipment, and all fixtures, equipment and appurtenances of a similar nature or purpose. Any Alterations which shall involve the removal of any Fixtures shall be promptly replaced, at Tenant’s expense and free of superior title, liens, security interests and claims, with like property, of at least equal quality and value. Under no circumstances, can Tenant be required at any time to remove or restore (i) any Alterations that require Landlord’s consent, unless Landlord, at the time it gives such consent, expressly requires in writing removal or restoration of such Alterations; (ii) any work performed in accordance with Paragraph 5 (except as set forth hereinbelow), or (iii) any partitions, flooring, floor covering, pipes, conduits run through a floor, ceiling, or partition, provided these are cut off or capped in accordance with all applicable Legal Requirements. Notwithstanding any other provision hereof, Landlord shall not require Tenant, at the expiration of the Lease term, to remove any wiring or cabling installed by Tenant in the Building.

15. Assignment and Sublease.

(a) Tenant may, with the prior written consent of the Landlord, which shall not be unreasonably withheld, delayed or qualified, assign this Lease or sublet the whole or any part of the Premises. Tenant shall notify Landlord of any proposed assignment or sublease at least thirty (30) days prior to its effective date. The notice shall include the name and address of the proposed assignee or subtenant, its corporate affiliates in the case of a corporation and its partners in a case of a partnership, an execution copy of the proposed assignment or sublease, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed assignee or subtenant. As a condition to any effective assignment of this Lease, the assignee shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease, subtenant shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the sublease, an agreement to comply with all of Tenant’s obligations under this Lease, and at Landlord’s option, an agreement (except for the economic obligations which subtenant will undertake directly to Tenant) to attorney to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires. Landlord’s failure to respond within ten (10) business days after submittal of the name of the proposed subtenant, and the basic business terms of the assignment or sublease, shall be deemed approval of the proposed assignment or sublease. Without limitation of any other reasonable basis for Landlord to withhold its consent to an assignment or sublease, it shall be deemed reasonable for Landlord to withhold its consent if:

(i) Tenant is in default of its obligations under this Lease beyond any applicable cure period;

(ii) the assignee fails to assume in writing all of the obligations of this Lease, or the sublessee fails to agree in writing to be subject to all the terms and conditions of this Lease;

(iii) such assignment or sublease will permit the use of the Premises for any purpose forbidden by this Lease;

(iv) the financial responsibility, or nature of business, of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord; or

(b) the proposed assignee or subtenant is a government entity. Tenant shall promptly furnish Landlord with an executed copy of the assignment or sublease. Any assignment of this Lease or any sublease of the Premises shall not relieve Tenant of any of its primary liability for its obligations under this Lease.

(c) If Tenant shall assign this Lease or sublet all of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sublease, then Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of any “net profit” realized immediately upon receipt, after subtraction of Tenant’s reasonable legal, marketing and retrofitting costs, if any, related thereto.

(d) Anything in this Lease to the contrary notwithstanding, the consent of the Landlord need not be obtained, nor shall the division of net profits set forth in Paragraph 15(c) above apply, if the assignment or sublease is to a parent, subsidiary or affiliate of the Tenant (“Tenant Affiliate).

Accordingly, and by way of further clarification only, Tenant may, without Landlord’s prior written consent, assign its interest in this Lease to a Tenant Affiliate, including its signage rights set forth in Paragraph 25, below, and the option to renew set forth in Paragraph 36, below, (but excluding any rights personal to Tenant hereunder), subject, however, to (i) the Assignee’s use of the Premises in accordance with Paragraph 7 and its written assumption of Tenant’s obligations under this Lease pursuant to Paragraph 15(a), and (ii) Tenant’s remaining primarily liable for its obligations under this Lease pursuant to Paragraph 15(b). Tenant may likewise, without Landlord’s prior written consent, sublease all or a portion of the Premises to a Tenant Affiliate, subject to the remaining terms and conditions of this Lease, including (i) the subtenant’s use of the Premises in accordance with Paragraph 7, above, and (ii) its execution and delivery of the agreement to comply with Tenant’s obligations under the lease and return to Landlord in the event of Lease termination, if Landlord so elects, pursuant to Paragraph 15(a). Tenant shall furnish Landlord with a copy of such assignment or sublease within twenty (20) days after execution.

(f) Subject to the subtenant’s (i) use of the Premises in accordance with Paragraph 7, above, and (ii) execution and delivery of the agreement to comply with Tenant’s obligations under this Lease, and, if Landlord so elects, to attorney to Landlord in the event of Lease termination, pursuant to Paragraph 15(a), and the remaining terms and conditions of this Lease, the consent of the Landlord need not be obtained, nor shall the division of net profits set forth in Paragraph 15(c) above apply, to a sublease by Tenant to any of its “Strategic Partners,” which for purposes of this Lease shall mean any person or entity other than a Tenant Affiliate, with whom Tenant or a Tenant Affiliate has entered into an operating business partnership or joint venture or other business operating arrangement.

16. Damage or Destruction.

(a) If the Premises shall be substantially damaged by fire, other casualty, acts of God or the elements (a “Casualty”), Landlord shall cause a registered architect to certify within one (1) month. from the date of the Casualty to both Landlord and Tenant the time needed to restore the Premises to the condition in which Landlord was required originally to deliver the Premises to Tenant, using standard working methods. If the time needed exceeds six (6) months from the date of the Casualty, or three (3) months therefrom if the restoration would begin during the last twelve (12) months of the Lease term, then either Landlord or Tenant may terminate this Lease by written notice to the other party given within ten (10) days of the notifying party’s receipt of the architect’s certificate; provided, however, that as to restoration that would commence during the last twelve (12) months of the Lease term and require at least three (3) months but less than six (6) months to complete, Landlord’s notice to terminate shall be ineffective if Tenant has timely exercised any available option to renew, or if Tenant, within ten (10) days following Landlord’s termination notice, provides Landlord with notice of exercise of any then available option to renew. If the Lease is so terminated, the termination shall be effective as of the effective date of the notice and the Rent shall abate proportionately from the date of the Casualty, to the extent that the Premises reasonably are not suitable for Tenant’s business needs. Any Rent paid for any period beyond the termination date shall be refunded to Tenant.

(b) If this Lease is not terminated as provided in Paragraph 16(a), then Landlord shall, at its sole cost and expense, to the extent of the proceeds of insurance actually maintained or required hereunder to be maintained by Landlord, restore the Premises as speedily as practical to the condition existing on initial delivery of the same by Landlord to Tenant. During the restoration period, the Rent shall abate for the period during which the Premises reasonably are not suitable for Tenant’s business needs. If only a portion of the Premises is damaged, the Rent shall abate proportionately.

(c) If Landlord, subject to Force Majeure not to exceed sixty (60) days, does not restore the Premises within the respective one hundred eighty (180) or ninety (90) day periods after the date of the Casualty set forth in Paragraph 16(b), Tenant may terminate this Lease, provided (i) Tenant gives Landlord not less than thirty (30) days prior written notice, and (ii) Landlord does not complete the restoration during such thirty (30) day period. In such event, this Lease shall terminate on the thirtieth (30th) day following Tenant’s notice as if such date were originally set forth as the termination date herein.

(d) Notwithstanding the provisions of Paragraphs 16(a) and 16(b), above, if flood, earthquake, or other peril for which Landlord is not required hereunder to carry insurance causes substantial damage to the Building or the Premises, Landlord may terminate this Lease upon written notice given to Tenant within thirty (30) days from the date of the Casualty, and this Lease shall terminate on the thirtieth (30th) day following Landlord’s notice, as if such were originally set forth as the termination date herein, unless Tenant shall, within such 30-day period, give Landlord written notice of Tenant’s election to repair and restore the Premises and/or the Building at Tenant’s expense. In the event of termination under this paragraph, Rent shall abate proportionately, from the date of the Casualty, to the extent the Premises are not reasonably suitable for Tenant’s business needs.

(e) If this Lease is not terminated pursuant to the terms of Paragraphs 16(a), (b), (c) or (d), above, Tenant shall be responsible for replacement of Tenant’s Property, its damaged improvements, and any Alterations to the Premises made by or at the request of Tenant.

17. Eminent Domain.

(a) If there is a taking of the Project or the Premises by right or threat of eminent domain (a “Taking”) which results. in the remainder of the Premises being unable to be restored to a condition reasonably suitable for Tenant’s business needs within one hundred eighty (180) days from the date of the Taking (“Substantial Taking”), this Lease shall terminate. In such event, the Rent shall abate from the date of the Taking, and any Rent for any period beyond such date shall be returned to Tenant

(b) If there shall be a Taking which does not constitute a Substantial Taking, this Lease shall not terminate but Landlord shall, at its sole cost and expense, with due diligence, restore the Premises as speedily as practical to the condition in which Landlord was required originally to deliver the Premises to Tenant, and Tenant shall restore, at its sole cost and expense, with due diligence, any necessary portion of Tenant’s Property, its Initial Improvements, or any Alterations made by or at the request of Tenant. During the restoration period, the Rent shall proportionately abate to the extent the Premises are not reasonably suitable for Tenant’s business needs. If only a portion of the Premises is taken, the Rent shall abate proportionately.

(c) In the event of termination of this Lease under this Paragraph 17, Tenant shall not be entitled to any part of the payment or award for a Taking, provided that Tenant may file a claim for any loss of Tenant’s Property; moving expenses; or for damages for cessation or interruption of Tenant’s business, provided such claim will not diminish Landlord’s recovery.

18. Tenant’s Insurance.

(a) Tenant, at its sole cost and expense, shall from and after the effective date of this Lease and throughout the Term procure and maintain the following insurance in respect of the Premises:

(i) “all risk” property insurance on Tenant’s Property, any Alterations made by or at the request of Tenant, Tenant’s installations, equipment and improvements in the Premises;

(ii) adequate Workers’ Compensation Employer’s Liability Coverage, as required by law, covering all persons employed by Tenant, and employer’s liability coverage in an amount at least equal to $500,000 each accident; $500,000 disease, policy limit; and $500,000 disease, each employee; and

(iii) commercial general liability insurance against claims for personal injury, bodily injury, sickness, death and property damage affording immediate combined single limit coverage of not less than TWO MILLION AND 00/100 DOLLARS ($2,000,000.00) per occurrence, and TWO MILLION AND 00/100 DOLLARS ($2,000,000.00) in the aggregate for personal injury, bodily injury, sickness or death to any person or persons or property damage, and umbrella coverage of not less than FIVE MILLION AND 00/100 DOLLARS ($5,000,000.00). Such insurance shall include contractual liability, including the indemnification provisions contained in this Lease, and a severability of interest endorsement

(b) All insurance provided for in this Paragraph 18 shall be issued by financially sound and responsible insurance companies authorized to do business in the State of Washington having an A.M. Best policyholder rating of not less than A-VII (exclusive of companies affording automobile insurance coverage). Within ten (10) days following the parties’ mutual execution of this Lease, certificates of this insurance shall be delivered by Tenant to Landlord.

(c) All policies of insurance provided for or contemplated by this Paragraph 18 shall name Landlord and Landlord’s property manager (except those provided for in Paragraph 18(a)(ii)) and Tenant as the insured or additional insured, as their respective interests may appear, and Landlord shall be the sole loss payee under the insurance required in Paragraph 18(a)(i) as to any Alterations or improvements to the Premises made by or at the request of Tenant, if this Lease is terminated pursuant to Paragraph 16, above. To the extent required by any Landlord’s Mortgage, and upon notice of such Mortgagee from Landlord to Tenant, such policies shall name the Landlord’s Mortgagee as an additional insured and shall contain a standard mortgagee non-contribution clause endorsement.

(d) All policies provided for in this Paragraph (except those provided for in Paragraph 18(a)(ii) shall contain clauses or endorsements to the effect that:

(i) such policies shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least 30 days’ notice from the insurance carrier to Landlord and any other party named therein as an insured or loss payable party thereunder by certified mail; and

(ii) neither Landlord nor any Landlord’s Mortgagee shall be liable for any premiums thereon or subject to any assessments thereunder.

(e) Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to self-insure with respect to any insurance coverage required under Paragraph 18. In the event that Tenant self-insures pursuant to this Paragraph 18(e), Tenant shall be deemed to have all insurance coverages required by this Paragraph 18 and shall make funds available to and for the benefit of Landlord and the holder of any mortgage, to the same extent and in the same manner that proceeds of insurance would have been made available under this Paragraph 18 had Tenant not elected to self-insure.

19. Landlord’s Insurance.

Landlord shall maintain “all risk” property insurance, including loss of rents, on the Building, and comprehensive commercial general liability insurance covering the common areas of the Project, each with such terms, coverages, and conditions as are normally carried by prudent owners of properties similar to the Building and the Project.

20. Subrogation and Waiver.

Notwithstanding any other term or provision hereof, the parties release each other and their respective authorized representatives from any claims for damage to any person or to the Project that are caused by or result from risks insured against under any all-risk property or fire insurance policies carried by either of the parties. Each party to the extent possible shall obtain, for each policy of insurance, provisions permitting waiver of any claim against the other party for loss or damage within the scope of the insurance and each party to the extent permitted, for itself and its insurer, waives all such insured claims against the other party. If such waiver or agreement shall not be, or shall cease to be, obtainable without additional charge or at all, the insured party shall so notify the other party promptly after notice thereof. If the other party shall agree in writing to pay the insurer’s additional charge therefor, such waiver or agreement shall (if obtainable) be included in the policy.

21. Indemnity.

(a) Tenant shall defend, indemnify and save harmless the Landlord, and its officers, directors, shareholders and partners, against all claims, liabilities, losses, fines, penalties, damages, costs and expenses (including reasonable attorneys’ fees and other costs of litigation) because of injury, including death, to any person, or damage or loss of any kind to any property caused by any negligence or willful misconduct of Tenant, or any failure on the part of Tenant to perform its obligations under this Lease, except to the extent caused by the negligence or willful misconduct of Landlord, or its contractors, agents, representatives, or employees.

(b) Landlord shall defend, indemnify and save harmless the Tenant and its officers, directors, shareholder and partners, against all claims, liabilities, losses, fines, penalties, damages, costs and expenses (including reasonable attorneys’ fees and other costs of litigation) because of injury, including death, to any person, or damage or loss of any kind to any property caused by any negligence or willful misconduct of Landlord, or any failure on the part of Landlord, to perform its obligations under this Lease, except to the extent caused by the negligence or willful misconduct of Tenant, or its contractors, agents, representatives or employees.

22. Subordination and Non-Disturbance.

Landlord may subordinate Tenant’s interest in this Lease to the lien of any mortgage or deed of trust which may now or hereafter be placed on the Project. Landlord shall obtain and deliver to Tenant from any present or future mortgagee, trustee, fee owner, prime lessor or any person having an interest in the Premises superior to this Lease a written non-disturbance agreement in recordable form providing that so long as Tenant performs all of the terms, covenants and conditions of this Lease and agrees to attorn to the mortgagee, beneficiary of the deed of trust, purchaser at a foreclosure sale, prime lessor or fee owner, Tenant’s rights under this Lease shall not be disturbed and shall remain in full force and effect for the Term, and Tenant shall not be joined by the holder of any mortgage or deed of trust in any action or proceeding to foreclose thereunder.

23. Rights Reserved by Landlord.

(a) Landlord has the right to enter the Premises at any reasonable time upon prior written notice to Tenant accompanied by Tenant, or without notice in case of emergency, for the purpose of performing maintenance, repairs, and replacements to the Premises or the Building as are permitted or desired to be made by Landlord under this Lease.

(b) During business hours and upon reasonable notice (if practicable, not less than 24 hours’ notice) to Tenant, Landlord may, during the Term, show the Premises to prospective purchasers and mortgagees, and, during the twelve (12) months prior to expiration of this Lease, to prospective tenants. In exercising its rights under Paragraph 23, Landlord shall not unreasonably interfere with or disrupt the normal, operation of Tenant’s business.

(c) Landlord shall have the right, in its reasonable discretion, to approve, prior to installation, any shades, blinds, ventilators, or window treatments of any kind, as well as any lighting within the Premises, that may be visible from the exterior of the Building.

(d) Landlord may retain and use passkeys to enter the Premises as permitted herein, or any door within the Premises. Landlord acknowledges that Tenant intends to have 24-hour per day, seven days per week security at the Premises. Except in emergencies, Landlord agrees to “check-in” with Tenant’s security officer when Landlord seeks access to the interior of the Premises. Landlord shall have access to Tenant’s interior “secured areas” upon reasonable notice (if practicable, not less than 24 hours’ notice) to Tenant. When emergency or other circumstances reasonably warrant immediate entry, Landlord shall have unlimited access to all areas of the Premises, but Landlord will notify Tenant as soon thereafter as is reasonably possible. Tenant shall not alter or add any lock or bolt to or on the exterior of the Premises.

(e) Landlord may designate a lockbox collection agent for collections amounts due Landlord. In. that case, the date of payment of Rent and other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within twenty-one (21) days after such receipt or collection the amount sent by Tenant; provided, however, that the foregoing shall not apply to any payments timely made in full performance of Tenant’s obligations under this Lease, inclusive of any payments made within any applicable cure period. It is the intent of this provision to prevent waiver of claims for payment as the result of any partial payments or of any full payments made after the expiration of any applicable cure period.

(f) Landlord does not grant in this Lease any rights to light and air in connection with the Project. Landlord reserves unto itself, the Land, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises (for purposes of maintenance and repairs, and installations for utilities, communications equipment and cabling), the exterior of the Premises and the areas of the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and any other items required to serve any other tenant in the Building.

24. Parking Facilities.

Tenant, its employees, agents, customers and visitors shall have the exclusive right to use at no cost to Tenant the parking facilities serving the Building shown on Exhibit D hereto. Tenant shall pay its Proportionate Share of Operating Costs and Taxes, as set forth in Paragraph 3(a), above, with respect to all parking areas provided to Tenant under this Lease. Overnight parking is prohibited and any vehicle violating this or any other reasonable vehicle regulations adopted by Landlord from time to time is subject to removal at the owner’s expense.

25. Signs.

Subject to Landlord’s prior written approval of such signage, which approval shall not be unreasonably withheld or delayed, Tenant shall be permitted, at Tenant’s sole cost and expense, to place its name on the exterior doors or other customary locations on the Building and to be identified on any existing monument signs at the entrances to the Project, provided Tenant complies with all applicable Legal Requirements.

26. Use of the Roof.

During the term, Tenant shall have the right at its sole cost to install, maintain, and from time to time replace a satellite dish or dishes on the roof of the Building or antenna(e), cabling and wiring connecting the same to the Premises (such dish, antenna(e),cabling and wiring being collectively referred to as the “Dish Equipment”) for purposes of facilitating wireless communications of Tenant to and from the Premises, provided that (a) Tenant shall obtain Landlord’s prior written approval of the proposed size, weight, location and aesthetic impact of the Dish Equipment and the method for fastening the Dish Equipment to the Building; (b) Tenant will at its sole cost comply with (i) all Legal Requirements, (ii) Landlord’s reasonable requirements from time to time, and (iii) the conditions of any bond or warranty maintained by Landlord on the roof; and (c) the Dish Equipment shall not interfere, electronically or otherwise, with the equipment, facilities, use or operations of Landlord or of other pre-existing (as of the date of installation of the Dish Equipment) licensees or tenants of Landlord. As the sole occupant of Building 1, Tenant shall have the exclusive right to install and use Dish Equipment on the roof of Building 1. Tenant shall use best efforts to coordinate with any other licensees or tenants of Landlord to avoid interference by the Dish Equipment with any later-installed dish equipment and wireless communications of such other parties. Landlord may supervise any roof penetration. In no event shall Landlord’s approval of plans for the Dish Equipment or supervision of roof penetration be deemed a representation that the Dish Equipment will not cause, or be subject to, interference or that such plans will comply with Legal Requirements, future requirements of Landlord, or the conditions of any bond or warranty maintained by Landlord on the roof. Tenant shall repair any damage to the Building caused by the installation, maintenance, replacement, use or removal of the Dish Equipment. The Dish Equipment shall remain the property of Tenant. Tenant may remove the Dish Equipment at its sole cost during the Term, and Tenant shall remove the Dish Equipment at its sole cost upon expiration or termination of the Lease. Landlord shall have the right to require Tenant, at Landlord’s sole cost, to relocate all or any part of the Dish Equipment from time to time, provided that such relocation does not adversely impact Tenant’s use of the Dish Equipment. If the Dish Equipment is not relocated as requested by Landlord, Landlord shall have the right to relocate the Dish Equipment at Landlord’s sole cost. Tenant shall protect, defend, indemnify and hold harmless Landlord from and against claims, damages, liabilities, costs and expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising out of the installation, maintenance, replacement, use or removal of the Dish Equipment (including the costs and expenses of Landlord’s review of plans for the Dish Equipment not to exceed $500). Prior to the installation of the Dish Equipment, Tenant shall provide Landlord with a revised certificate of insurance showing that Tenant’s liability coverage includes the Dish Equipment installation and use thereof and shall secure from any Dish Equipment installation contractors a certificate of insurance in the same form and with the same requirements as Tenant’s certificate of insurance. Tenant shall have no obligation to pay Rent for the rights conferred under this Paragraph, but Tenant shall maintain any Dish Equipment in good repair.

27. Tenant’s Default; Right’s and Remedies.

(a) The occurrence of any one or more of the following matters constitutes an “Event of Default” by Tenant under this Lease:

(i) failure by Tenant to pay Fixed Rent, Operating Cost Share Rent or Tax Share Rent within ten (10) days after receipt of written notice of such failure to pay on the due date.

(ii) failure by Tenant to pay Additional Rent within twenty (20) days after receipt of written notice of such failure to pay when due;

(iii) failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease, if such failure shall continue for thirty (30) days after receipt of written notice from Landlord to Tenant, except that if such default cannot be cured within such thirty (30) day period, it shall not be considered a default if Tenant commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to seek to effect such cure; or

(iv) Tenant’s abandonment of the Premises accompanied by Tenant’s failure to pay Rent when due.

(b) If an Event of Default by Tenant occurs, Landlord shall have the remedies set forth hereinbelow.

(i) Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant’s possession of the Premises without terminating this Lease. In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant

(ii) If Landlord terminates the Lease, Tenant shall pay to Landlord all Rent due on or before the date of termination, plus Landlord’s reasonable estimate of the aggregate Rent that would have been payable from the date of termination through the Termination Date, reduced by the rental value of the Premises calculated as of the date of termination for the same period, taking into account anticipated vacancy prior to reletting, reletting expenses and market concessions, both discounted to present value at the rate of five percent (5%) per annum. If Landlord shall relet any part of the Premises for any part of such period before such present value amount shall have been paid by Tenant or finally determined by a court, then the amount of Rent payable pursuant to such reletting (taking into account vacancy prior to reletting and any reletting expenses or concessions) shall be deemed to be the reasonable rental value for that portion of the Premises relet during the period of the reletting. If Landlord terminates Tenant’s right to possession without terminating the Lease and Landlord takes possession of the Premises itself, Landlord may relet any part of the Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building. Any proceeds from reletting the Premises shall first be applied to the expenses of reletting including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses. If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Lease, Tenant shall pay such deficiency to Landlord monthly upon demand as it becomes due. Any excess proceeds shall be retained by Landlord.

(iii) All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity. Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation, Landlord’s acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord’s notice to Tenant, or termination of the Lease or of Tenant’s right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant’s account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at twelve percent (12%) per annum. Landlord shall, however, use reasonable efforts to mitigate its damages in the event of Tenant’s default.

(iv) EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER. IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN WASHINGTON, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

28. Landlord’s Default; Rights and Remedies.

(a) The occurrence of the following constitutes an “Event of Default” by Landlord under this Lease:

failure by Landlord to observe or perform any covenant, agreement, condition or provision of this Lease, if such failure shall continue for thirty (30) days after receipt of written notice from Tenant to Landlord, except that if such default cannot be cured within such thirty (30) day period, this period shall be extended, provided that Landlord commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to seek to effect such cure, provided that in a situation requiring immediate response, Tenant need only give Landlord such notice as is practical and reasonable under the circumstances.

(b) If Landlord remains in default after the foregoing 30-day or longer period has expired, Tenant shall have the right upon five (5) days’ written notice to Landlord, to cure the default, and Landlord shall promptly reimburse Tenant for all of Tenant’s costs and expenses incurred to cure the default, plus interest thereon at twelve percent (12%) per annum.

(c) If Landlord fails, within ten (10) days following Tenant’s written notice setting forth the amounts payable from Landlord to Tenant pursuant to Paragraph 28(b), above, said amounts may, at Tenant’s election, be offset against Rent next falling due under this Lease; provided, however, that unless Tenant shall have obtained a final judgment against Landlord for such amounts, Tenant may not offset against Rent more than ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) during any Lease Year.

(d) Landlord shall have no personal liability under this Lease; its liability shall be limited to its interest in the Project, and shall not extend to any other property or assets of Landlord. In no event shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord’s obligations hereunder.

29. Holding Over.

Should Tenant remain in possession of the Premises after the expiration of this Lease, Landlord shall have the right but not the obligation to treat Tenant as a tenant from month-to-month of the Premises, under all the terms and conditions of this Lease except that Fixed Rent will then be one hundred twenty-five percent (125%) of the applicable Fixed Rent prorated on a daily basis. Such month-to-month tenancy may be terminated by either Landlord or Tenant as of the end of any calendar month upon at least thirty (30) days prior written notice. Nothing contained herein shall preclude Landlord from immediately commencing eviction proceedings, or pursuing any other available claims, should Tenant, without the prior written approval of Landlord, remain in possession of the Premises after the expiration of the Lease term.

30. Quiet Enjoyment.

Landlord covenants that if and for so long as Tenant pays the Rent and performs the covenants and conditions hereof, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term without interference by Landlord or anyone claiming through Landlord.

31. Mutual Representation of Authority.

(a) Landlord and Tenant represent and warrant to each other that they have full right, power and authority to enter into this Lease without the consent or approval of any other entity or person and make these representations knowing that the other party will rely thereon.

(b) The signatory on behalf of Landlord and Tenant further represent and warrant that they have full right, power and authority to act for and on behalf of Landlord and Tenant in entering into this Lease.

32. Real Estate Brokers.

(a) Tenant represents that Tenant has dealt with no real estate broker in connection with this Lease and agrees to defend, indemnify and save harmless Landlord against all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and other costs of defense) arising from Tenant’s breach of this representation.

(b) Landlord represents that Landlord has dealt with no real estate broker in connection with this Lease and agrees to defend, indemnify and save harmless Tenant against all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and other costs of defense) arising from Landlord’s breach of this representation.

33. Attorneys’ Fees.

In the event either party institutes legal proceedings against the other for breach of or interpretation of any of the terms, conditions or covenants of this Lease, the party against whom a judgment is entered, shall pay all reasonable costs and expenses relative thereto, including reasonable attorneys’ fees of the prevailing party.

34. Estoppel Certificate.

(a) Tenant agrees, upon not less than thirty (30) days prior written request by Landlord, to deliver to Landlord a statement in writing signed by Tenant certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying the modifications); (ii) the date upon which Tenant began paying Fixed Rent and the dates to which the Fixed Rent has been paid; (iii) that, to the best of Tenant’s knowledge, the Landlord is not in default under any provision of this Lease, or, if in default, the nature thereof; and (iv) that there has been no prepayment of Fixed Rent other than that provided for in this Lease.

(b) Landlord, upon not less than thirty (30) days prior written request from Tenant, shall furnish a statement in writing to Tenant covering the matters set forth in Paragraph 34(a), to the extent applicable to Landlord.

35. Recordable Memorandum.

Landlord and Tenant agree not to record this Lease, but each party agrees, upon request by the other, to execute a memorandum of this Lease in recordable form and in compliance with applicable law.

36. Option to renew.

(a) Provided that an Event of Default by Tenant shall not exist, either at the time of exercising an option to renew or at the time the renewal period would otherwise commence, and provided that Tenant shall not have assigned this Lease or sublet any substantial portion of the Premises, either at the time of exercising an option to renew or at the time the renewal period would otherwise commence (except in the case of an assignment or sublease to a Tenant Affiliate), Landlord hereby grants to Tenant the option to renew this Lease for one period of five (5) years (the “Renewal Term”). Tenant shall exercise the option to renew by giving Landlord written notice at least nine (9) months prior to the expiration date of this Lease.

(b) The renewal shall be on the same terms and conditions, except that the Fixed Rent for the Premises shall be adjusted to ninety-five percent (95%) of fair market rent for the Premises.

(c) Within thirty (30) days after Tenant exercises its option to renew, Landlord will advise Tenant of its determination of fair market rent for the renewal term. If Landlord and Tenant cannot agree on the rental rate for the renewal term within thirty (30) days of the date that Landlord provides Tenant with Landlord’s determination of the new rent, then within thirty (30) days after such failure to reach agreement, Landlord shall furnish to Tenant a notice in writing (“Landlord’s Notice”) stating what Landlord perceives to be the fair market rent projected to the commencement date of the renewal term. Landlord’s Notice shall be accompanied by a statement from an independent MAI appraiser stating the appraiser’s opinion a fair market rent and that it has been determined in accordance with this Paragraph.

(d) If Tenant disagrees with the estimate of fair market rent submitted by Landlord with Landlord’s Notice, then within thirty (30) days after receipt of Landlord’s Notice, Tenant shall submit to Landlord an appraisal by an independent MAI appraiser of fair market rent effective as of the commencement date of the renewal term. Tenant’s notice shall be accompanied by a statement from Tenant’s appraiser that the appraiser’s determination of fair market rent has been determined in accordance with this Paragraph. If the higher estimate is not more than one hundred five percent (105%) of the lower estimate, the new rent shall be established as the average of the two appraisals. If not, the two appraisers acting on behalf of Landlord and Tenant, shall, within fifteen (15) days after Tenant’s appraisal has been submitted, jointly appoint a third independent MAI appraiser (the “Referee”). If the two .appraisers are unable to agree upon the selection of a Referee, then the Referee shall be selected within fifteen (15) days thereafter by an arbitrator pursuant to the rules of the American Arbitration Association.

(e) The Referee shall, within thirty (30) days after appointment, render his decision which decision shall be strictly limited to choosing one of the two determinations made by the two appraisers chosen by Landlord and Tenant with respect to fair market rent. The decision of the Referee shall be binding upon Landlord and Tenant and shall constitute the Base Rental for the applicable renewal term. Landlord and Tenant shall each pay for their own appraisal, and the cost of the Referee shall be shared equally by Landlord and Tenant. In determining fair market rent, the appraisers shall each take into account the following: (i) the amount of space and length of term taken by the Tenant; (ii) the credit worthiness and quality of Tenant; (iii) rent in comparable office/flex-tech buildings in the Redmond, Washington market including, to the extent applicable, concessions offered to new tenants such as free rent, tenant improvement allowances, moving allowances and other such concessions; (iv) building quality and location; (v) deducting any specialized tenant improvements constructed in the Premises by Tenant at Tenant’s sole cost and expense; and (vi) any other considerations which may be proper and relevant in determining the fair market rent for the Premises.

37. Governing Law.

This Lease shall be construed and interpreted in accordance with the laws of the State of Washington.

38. Notices.

Any notice by either party to the other shall be in writing and shall be deemed to be duly given only if delivered personally or sent by registered or certified mail return receipt requested, or overnight delivery service, to the following:

If to Tenant:	Cingular Wireless

12555 Cingular Way

Alpharetta, GA 30004

Attn: Corporate Real Estate

with a copy to:

Cingular Wireless

16661 NE 72nd Way

Building 5

Redmond, WA 98052

Attn: Regional Real Estate Manager

If to Landlord:	CarrAmerica Realty Operating Partnership. L.P. 10735 Willows Road NE, Suite 100

Redmond, WA 98052

Attn: Market Managing Director

with a copy to:

CarrAmerica Realty Corporation 1850 K Street, NW

Suite 500

Washington, D.C. 20006

Attn: Legal Department

Notice shall be deemed to have been given on the date received, if delivered personally, or by overnight delivery service, or, if mailed, three (3) business days after the date marked.

39. Entire Agreement

This Lease constitutes the entire agreement between the parties, there being no other terms, oral or written, except as herein expressed. No modification of this Lease shall be binding on the parties unless it is in writing and signed by both parties hereto.

40. Definitions.

The following definitions appear in the paragraphs indicated:

TERM	PARAGRAPH
Additional Rent	3
Alterations	14(a)
Building	1(a)
Casualty	16(a)
Commencement Date	2(b)
Dish Equipment	26
Event of Default	27(a) & 28(a)
Expiration Date	2(a)
Fixed Rent	3(a)
Fixtures	14(f)
Hazardous Substances	9(b)
Included Capital Items	11(a)
Initial Improvements	5
Land	1(a)
Landlord	44
Landlord’s Notice	36
Legal Requirements	8(a)
Operating Cost Report	3(b)(ii)
Operating Costs	11(a)
Plans	5
Premises	1(a)
Project	1(a)
Referee	36(d)
Rent	3(a)
Strategic Partners	15(f)
Structural Repairs	11(c)(i)
Substantial Taking	17(a)
Taking	17(a)
Tax Report	3(b)(iii)
Taxes	12(a)
Tenant Affiliate	15(e)
Tenant’s Property	6
Term	2
UPS	6

41. Surrender.

Upon termination of this Lease or Tenant’s right to possession, Tenant shall return the Premises to Landlord in good order and condition, reasonable wear and tear and damage by casualty excepted.

42. Force Majeure.

Neither party shall be in default hereunder to the extent it is unable to perform its obligations due to strike, labor shortage, governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of the party obligated to perform; provided, however, that the foregoing shall not excuse any delay by either party in performance of its monetary obligations hereunder.

43. Time of the Essence.

Time is of the essence of each provision of this Lease.

44. Definition of “Landlord.”

The term “Landlord” means only the owner of the Project and the lessor’s interest in this Lease from time to time.

45. Captions. The captions used herein have no effect on the construction of this Lease.

46. Successors and Assigns.

Subject to the provisions set forth herein relative to Tenant’s assignment or subletting the Premises and the express limitations on the assignability of certain rights of Tenant provided herein, the provisions of this Lease shall be binding upon and inure to the benefit of the parties’ respective successors and assigns.

47. Unrelated Business Income.

If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord than this Lease provides.

48. Right of First Offer.

Provided that (a) the Lease shall be in full force and effect, (b) no Event of Default by Tenant shall have occurred and be continuing, and (c) Tenant shall not have assigned its interest in the Lease or sublet all of the Premises (except in the case of an assignment or sublease to a Tenant Affiliate), Landlord agrees that if Landlord desires during the Term to sell the Project separately from any other property then owned by Landlord, Tenant shall have the right of first offer to purchase the Project (“Right of First Offer”), in accordance with the terms hereof.

(a) Landlord shall give Tenant written notice of Landlord’s desire to sell the Project (the “First Offer Notice”), which notice shall include the purchase price and essential business terms upon which Landlord is willing to sell the Project. Tenant shall have ten (10) business days following the effective date of the First Offer Notice within which to accept, by written notice to Landlord, the terms contained therein. In the event Tenant accepts the terms of the First Officer Notice, the parties shall proceed to close the sale of the Project to Tenant in accordance with its terms.

(b) Time is of the essence hereof. If Tenant fails for any reason to respond to the First Offer Notice within such ten business days, the terms contained in the First Offer Notice shall be deemed rejected.

(c) Notwithstanding the remaining terms hereof, the right of first offer contained in this paragraph 48 shall not apply in the case of any sale, transfer, or conveyance of the Project to any parent, subsidiary, successor by merger or reorganization, or affiliate of the Landlord; provided, however, that in any such instance, the transferee shall take the Project subject to the remaining terms hereof As used herein, “affiliate” shall mean a person or entity controlling, controlled by, or under common control with Landlord. The right of first offer contained herein shall not be binding upon any figure lender of Landlord holding a mortgagee’s, deed of trust beneficiary’s, and/or other security interest in the Project.

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the day and year first above written.

LANDLORD: CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership			TENANT: New Cingular Wireless PCS, LLC., a Delaware limited liability company

By:	CarrAmerica Realty Corporation,		By:	/s/ Ron Cook
	Its general partner		Print Name: Ron Cook

	By:	/s/ Clete Casper
Print Name: Clete Casper
Print Title: Managing Director